Exhibit 23(c)







                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                    ---------


We consent to the incorporation by reference in this Registration Statement on Form S-3 covering 10,000,000 shares of BGE Capital Trust I Preferred Securities, a related amount of Baltimore Gas and Electric Company Junior Subordinated Debentures, Series A and a Baltimore Gas and Electric Company Preferred Securities Guarantee (the Registration Statement)of our report dated January 21, 1998, on our audits of the consolidated financial statements and financial statement schedule of Baltimore Gas and Electric Company. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.




                                             /s/ Coopers & Lybrand L.L.P.

                                                COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
May 26, 1998